Exhibit 99

Contact: David W. Sharp
(713-361-2630)

For immediate release

HORIZON OFFSHORE REPORTS 2000 EARNINGS

    Houston, Texas (January 30, 2001)--Horizon Offshore, Inc. (NASDAQ: HOFF) today reported net income for 2000 of $6.4 million, or $.33 per share, which includes a $1.4 million, or $0.07 per share, cumulative effect of an accounting change reducing depreciation expense. This compares with net income of $1.7 million, or $.09 per share for 1999.

    For the three months ended December 31, 2000, Horizon reported net income of $1.4 million, or $.07 per share, on revenues of $51.8 million, compared with a net loss of $2.8 million, or $.15 per share, on revenues of $16.9 million for the fourth quarter 1999.

    For the fiscal year 2000, gross profit was $24.4 million, or 15.2 percent, on contract revenues of $160.5 million, compared with gross profit of $16.8 million, or 18.9 percent, on contract revenues of $89.0 million for 1999. Pre-tax net income was $7.9 million and income tax expense was $2.9 million for 2000, compared with pre-tax net income of $2.7 million and income tax expense of $1.0 million for 1999.

    "Given the competitive market environment, we are pleased with our performance in 2000 and continue to look forward to a more active 2001 environment," said Bill J. Lam, president and chief executive officer. "Our international expansion and the completion of several vessel upgrades opened new opportunities for Horizon's continued growth, as evidenced by the significant increase in revenues."

    "During the last half of 2000, we began work on two major projects for an affiliate of Petroleos Mexicanos (Pemex), the Mexican national oil company. Together, these projects involve the installation, bury, hook-up and commissioning of 13 pipelines in the Cantarell Field requiring the utilization of four Horizon vessels. We are proud of the outstanding performance of our equipment and personnel working in Mexico," said Lam. "We believe these projects further strengthen our position as an emerging leader in the U.S. and Latin American markets."

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Horizon Offshore, Inc., January 30, 2001 -- Page 2

    Strategic vessel upgrades during the year enabled the company to focus on larger, more profitable projects. The upgrade of the Pacific Horizon to a lift capacity of 1,000 tons allowed Horizon to install a platform facility off the coast of Ecuador in 2000. The company also increased the tension capacity of the Lonestar Horizon, the Brazos Horizon and the Gulf Horizon. These improvements enabled the vessels to lay 20" to 36" pipelines in connection with other large projects, such as the Spinnaker Pipeline and the Hickory Pipeline Lateral Project. During 2000, Horizon also increased the burial capacity of the Canyon Horizon.

    Horizon's aggressive health, safety and environmental program (HSE) continued to be a top priority this year. The total recordable incident rate decreased 31 percent, while man-hours increased 33 percent for the year 2000 compared with 1999. In 2000, Horizon achieved its lowest total recordable incident rate. The commitment of Horizon and its employees to the execution of its HSE program have made 2000 the fourth consecutive year that the recordable incident rate has declined.

    Bill J. Lam added, "Our backlog of projects at the end of December 2000 was approximately $50.0 million, compared with $10.0 million at the end of 1999. With the outlook for near-term natural gas prices, capital spending by major oil and gas companies and independents in the Gulf is slated to rise in 2001. Other key industry indicators, such as drilling permits, jack-up drilling utilization, and development and construction plans also remain strong. Many development projects for natural gas are performed in the shallow waters on the outer continental shelf in the Gulf of Mexico. We believe that Horizon, as a major competitor in this market, has the resources, both employees and equipment, to capitalize on this trend."

    Horizon Offshore provides marine construction services to the offshore oil and gas industry, primarily in the Gulf of Mexico. The company's fleet performs a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and the installation and abandonment of production platforms.

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Horizon Offshore, Inc., January 30, 2001-- Page 3

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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Horizon Offshore, Inc.
Summary Financial and Operating Data
(Unaudited)
(In thousands, except share and
per share data)

          For the Year Ended    For the Three Months
      December 31,      Ended December 31,
     --------------------------------------------------------
                                    2000            1999           2000           1999
                                 -----------    -----------   -------------   -----------
Income Statement Data:
Contract revenues                $   160,532    $    89,015   $      51,752   $    16,935
Cost of contract revenues            136,146         72,181          45,297        17,314
                                 -----------    -----------   -------------   -----------
    Gross profit                      24,386         16,834           6,455          (379)

Selling, general and
  administrative expenses              9,401          9,043           2,593         2,296
                                 -----------    -----------   -------------   -----------
     Operating income                 14,985          7,791           3,862        (2,675)
Other:
     Interest expense                 (7,730)        (5,759)         (2,086)       (1,595)
     Interest income                     718            480             485           161
     Gain/(loss) from sale of
      assets                               6             10              -             -
     Other income                        (84)           158             (42)           (7)
                                 -----------    -----------   -------------   -----------
Net income (loss) before income
     taxes and cumulative effect
     of accounting change              7,895          2,680           2,219        (4,116)
Income taxes provision (benefit)       2,902          1,001             815        (1,347)
                                 -----------    -----------   -------------   -----------
Net income (loss) before
     cumulative effect of
     accounting change                 4,993          1,679           1,404        (2,769)
Cumulative effect of accounting
     change, net of taxes              1,381            -             -              -
                                 -----------    -----------   -------------   -----------
Net income (loss)                $     6,374    $     1,679   $       1,404   $    (2,769)
                                 ===========    ===========   =============   ===========
Earnings per share - basic:
    Net income (loss) before
       cumulative effect of
       accounting change         $      0.27    $      0.09   $        0.07   $     (0.15)
    Cumulative effect of
       accounting change                0.07             -              -             -
                                 -----------    -----------   -------------   -----------
        Net income (loss)        $      0.34    $      0.09   $        0.07   $     (0.15)
                                 ===========    ===========   =============   ===========
Earnings per share - diluted:
    Net income (loss) before
       cumulative effect of
       accounting change         $      0.26    $      0.09   $        0.07   $     (0.15)
    Cumulative effect of
       accounting change                0.07             -               -             -
                                 -----------    -----------   -------------   -----------
        Net income (loss)        $      0.33    $     0. 09   $        0.07   $     (0.15)
Shares used in computing         ===========    ===========   =============   ===========
        earnings per share -
        basic                     18,823,610     18,820,646      18,848,518    18,800,980
Shares used in computing
        earnings per share -
        diluted                   19,455,470     18,820,646      19,755,032    18,800,980
Other Non-GAAP Financial Data:
EBITDA(1)                        $    24,498    $    15,533   $       6,859   $      (596)

Other Financial Data:
Depreciation and amortization    $     9,591    $     7,574   $       3,039   $     2,086
Capital expenditures             $    19,260    $    24,396   $       2,025   $     5,635

(1)    We calculate EBITDA as earnings before net interest expense, income taxes, depreciation and amortization. EBITDA is a supplemental financial measurement we use to evaluate our business.